AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001
                                                           REGISTRATION NO. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          THOROUGHBRED INTERESTS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      7948
                                  ------------
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                   61-1342734
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              127 SOUTH 6TH STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 584-4434
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
               EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                               JAMES D. TILTON JR.
                             CHAIRMAN AND PRESIDENT
                          THOROUGHBRED INTERESTS, INC.
                              127 SOUTH 6TH STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 584-4434
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                                HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                     50 CHARLES LINDBERGH BLVD. - SUITE 505
                            UNIONDALE, NEW YORK 11553
                            TELEPHONE: (516) 222-0888
                            FACSIMILE: (516) 222-0948

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

================================================================================

Title of Each Class of                         Proposed             Proposed Maximum      Amount of
Securities to be         Amount to be          Maximum Offering     Aggregate Offering    Registration
Registered               Registered            Price Per Share      Price                 Fee (1)
----------------------   ---------------       ----------------     ------------------    ------------
Common Stock, par
value $.001 per share    25,677,000 Shares(2)  $.10 (3)             $2,567,700            $677.87

Common Stock, par
value $.001 per share    11,625,000 Shares(4)  $.10 (3)             $1,162,500            $306.90


TOTAL                    37,302,000            $.10 (3)             $3,730,200            $984.79

================================================================================

(1) Fees are calculated by multiplying the aggregate offering price by .000264.

(2) Represents shares to be sold by the selling stockholders named herein.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(4) Issuable upon conversion of convertible promissory notes and the exercise of warrants issuable pursuant to such conversions, if any.

Pursuant to Rule 416(b), there are also registered hereby such additional indeterminable number of shares as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 27, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offers to buy these securities is not permitted.

                       37,302,000 Shares of Common Stock

                          THOROUGHBRED INTERESTS, INC.

                            ------------------------

         The selling stockholders named in this prospectus are offering up to 37,302,000 shares of our Common Stock. We will not receive proceeds from any sale of Common Stock by the Selling Stockholders.

         Our Common Stock does not presently trade on any exchange or electronic medium. We intend to apply to have our Common Stock listed on the OTC Bulletin Board once this Prospectus is effective.

                            ------------------------

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

         This offering is not being underwritten. The shares of Common Stock will be offered and sold by the Selling Stockholders and/or their registered representatives from time to time during the next nine months from the date of this Prospectus at prices to be determined at the time of such sales. As a result of such activities, Selling Stockholders may be deemed "underwriters" as that term is defined and utilized in the federal securities laws. There is no minimum required purchase and there is no arrangement to have funds received by such Selling Stockholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement.

         The sale of securities by Selling Stockholders when made, may be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the sellers, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, at negotiated prices related to the prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus the period of distribution of such securities may occur over an extended period of time. The Selling Stockholders will pay or assume any brokerage commissions or discounts incurred in the sale of their securities, which commissions or discounts will not be paid or assumed by us.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The Date of this Prospectus is April 27, 2001

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "Thoroughbred Interests", "we", "us" and "our" refer to Thoroughbred Interests, Inc.

                                   OUR COMPANY

         We are engaged in "pinhooking" and racing of thoroughbred horses. "Pinhooking" involves the purchase of a yearling, that is, a horse that is between one and two years old, with a view towards training and then reselling that horse as a two year old. Those horses that we are unable to pinhook at an acceptable profit, we plan to enter in races because we expect that if a horse is successful at racing, its value will increase. As of April 25, 2001, we held full title to 19 thoroughbred and ownership interests, ranging from 20% to 60% in five thoroughbreds.

         We were incorporated on March 25, 1999. Our principal executive offices are at 127 South 6th Street, Louisville, Kentucky 40202, and our telephone number is (502) 584-4434.

                                  THE OFFERING

Common stock offered by selling stockholders................    37,302,000 shares
Common stock offered by us..................................    0 shares
Use of proceeds.............................................    All of the shares offered by
                                                                this prospectus are being
                                                                offered by selling stockholders.
                                                                Accordingly, we will not receive
                                                                any proceeds from these sales of
                                                                our stock.

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The information set forth below should also be read in conjunction with "Management's Discussion and Analysis of Operations." Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

STATEMENT OF OPERATIONS DATA:

                                                                                                   FOR THE CUMULATIVE PERIOD FROM
                             FOR THE TWELVE MONTHS ENDED     FOR THE PERIOD MARCH 25, 1999         MARCH 25, 1999 (INCEPTION) TO
                                  DECEMBER 31, 2000      (INCEPTION) THROUGH DECEMBER 31, 1999           DECEMBER 31, 2000
                                  -----------------      -------------------------------------           -----------------
Net Revenue                            703,015                      $       0                                 703,015
Cost of Sales                          463,053                              0                                 463,053
Gross Profit                           239,962                              0                                 239,962
Operating Expenses                     463,122                         94,667                                 557,789
Interest Expense                        51,709                         39,500                                  91,209
Net Income (Loss) before Income Tax   (274,869)                      (134,167)                               (409,036)
Income Taxes                                 0                              0                                       0
Net Income (Loss)                     (274,869)                      (134,167)                               (409,036)

BALANCE SHEET DATA:

                                 DECEMBER 31, 2000            DECEMBER 31, 1999
                                 -----------------            -----------------
Working Capital (deficiency)          115,706                     $     220
Current Assets                        835,908                       452,455
Total Assets                          875,256                       457,840
Current Liabilities                   953,417                       452,235
Total Liabilities                   1,255,406                       565,746
Stockholders' (deficiency) Equity    (380,150)                     (107,906)

                                  RISK FACTORS

     An investment in our Common Stock involves risks. You should carefully consider the risks described below and other information in the Prospectus before you decide to buy our Common Stock. You should also consider the additional information set forth in our SEC report on Form 10-SB, as amended.

We have incurred losses from inception and may never generate profits.

     We have only recently been incorporated and we are still engaged in structuring our management and our proposed operations. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including our ability to acquire horses suitable for pinhooking, to adequately train such horses in order that they achieve their potential, the expertise of our management, the market acceptance of the products offered, costs and general economic conditions. There can be no assurance that we will achieve our projected goals or accomplish our business plans; and such failure could have a material adverse effect on us and the value and price of our securities.

Because of the limited experience of management in pinhooking and racing of thoroughbred horses our business could suffer.

     James D. Tilton, our President and sole employee, currently makes all of our decisions regarding the purchasing, training, racing and selling of our thoroughbred horses. Mr. Tilton has had limited experience in pinhooking and racing of thoroughbred horses. There can be no assurance that Mr. Tilton will be able to make the decisions necessary to earn a profit in the business.

We may need additional capital and may not be able to obtain it in which case our ability to continue in business would be materially and adversely affected.

     We may be required to seek additional funds and to raise additional capital from public or private equity or debt sources in order to fund our general and administrative costs and expenses, pay off startup loans, support further expansion, meet competitive pressures, or respond to unanticipated requirements.

     There is no guarantee that we will be able to raise any such capital on terms acceptable to us or at all. Such financing may be upon terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. At the present time, we do not intend to obtain any loan financing from a lending institution. If necessary, Mr. Tilton may make a personal loan to us at or below market rates, on terms customarily used by lending institutions in making loans.

     If we are required to obtain loan financing, the amount of our profits (if any) will decrease or the amount of our losses will increase due to the interest charged on the loan. Loan financing may subject our operations to restrictions imposed by the lending institution, hindering our ability to operate in the manner best determined by our management and/or Board of Directors, with the potential that such restrictions will impede or prevent our growth and/or negatively impact our level of profits. Additionally, the use of debt financing or leverage would subject us to the risk that any downturns in the thoroughbred industry and any changes in interests rates (if we have an adjustable rate loan) will substantially increase the likelihood that our operations will not be profitable, possibly causing us to become bankrupt or to dissolve the corporation.

We depend on key personnel and may not be able to retain them.

     Our future success will depend largely on the efforts and abilities of our management, especially of our current sole officer, employee and director, James
D. Tilton, Jr. The loss of the services of Mr. Tilton or the inability to attract additional, experienced management personnel could have a substantial adverse effect on us. We have not obtained a "key man" insurance policy for Mr. Tilton. Our ability to implement our strategies depends upon our ability to attract highly talented managerial personnel. There can be no assurance that we will attract and retain such employees in the future.

If we are unable to effectively manage our anticipated growth, our business, financial results and financial condition will be materially and adversely affected.

     Our inability to effectively manage our future growth will have a material adverse effect on us. We anticipate that we will have rapid growth in the number of horses that we own. This will place a strain on our managerial, operational, and financial resources. We will initially use outside consultants and specialists to provide thoroughbred consulting, legal counsel and preliminary accounting until such persons are required on a full time or ongoing basis. We currently employ one person, Mr. Tilton. Our future employment of personnel is dependent on the number of horses we obtain. We expect to employ a bookkeeper in the near future. There can be no assurance that we will be able to effectively manage the expansion of our operations, or that our facilities, systems, procedures or controls will be adequate to support our expanded operations.

We may not be able to comply with all current and future government regulation.

     Our business operations are subject to all government regulations normally incident to conducting business (e.g., occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations, etc.) as well as to governmental laws and regulations applicable to small public companies and their capital formation efforts. In addition, we are subject to laws and regulations regarding the purchase, sale, breeding, transportation, care, and possibly, racing of horses. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities.

If we are unable to compete effectively with our competitors, we will not be able to increase revenues or generate profits.

     Our ability to increase revenues and generate profitability is directly related to our ability to compete effectively with our competitors. There are many competitors in the pinhooking industry. Due to the fact that the majority of pinhooking operations are run by private companies and partnerships, we are unable to state the size or profitability of our competitors.

There is no assurance that our common stock will be cleared to trade on the over-the-counter Bulletin Board.

     A market maker has filed a Form 211 with the National Association of Securities Dealers (the "NASD") to have our Common Stock quoted on the OTC-Bulletin Board. To date, the NASD has not cleared our Common Stock to be quoted on the OTC-Bulletin Board and there is no assurance that our Common Stock will ever be quoted on the OTC-Bulletin Board.

We cannot guarantee that an active trading market will develop for our common stock.

     There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. There has not been a market for our Common Stock. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         This Prospectus includes statements that are "forward-looking statements" including statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Plan of Operations" and "Business" regarding our financial position, business strategy and other plans and objectives for future operations, and future product demand, supply, costs, marketing, transportation and pricing factors, are forward-looking statements. All forward-looking statements included in this Prospectus are based on information available to us on the date hereof, and we assume no obligation to update such forward-looking statements. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct or that we will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

                                 USE OF PROCEEDS

         Proceeds from the sale of shares of Common Stock being registered hereby will be received directly by the Selling Stockholders. Accordingly, we will not receive any proceeds from the sale of the shares.

                         MANAGEMENT'S PLAN OF OPERATION

     The following management's plan of operation should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors".

PLAN OF OPERATIONS FOR THE NEXT 12 MONTHS

     We have developed a plan of operations reflecting our objectives and anticipated growth for the next 12 months and beyond. In our plan, we identify our cash requirements, our anticipated purchases of new horses, and our required staffing and additional funding requirements to fulfill our business objectives.

Cash Requirements

     We estimate that we require a minimum of approximately $500,000 and a maximum of approximately $1,150,000 to operate for the next 12 months from the date of this Prospectus. The minimum of $500,000 is required for operating expenses. The maximum will be required, however, if the Augustine Fund and Mr. Andrew Dyer do not convert their promissory notes into Common Stock of the Company. This estimate of required funds includes the $375,000 due and payable to the Augustine Fund as of January 1, 2001, the $100,000 due and payable to Mr. Andrew Dyer as of January 1, 2001 and $400,000 in estimated operating expenses including office rent, boarding, training and/or racing our horses.

     Although there can be no assurance, we expect that both the Augustine Fund and Andrew Dyer will convert their notes payable into our Common Stock pursuant to their Amended Promissory Notes.

     Additionally, as of April 24, 2001, we held full title to 19 thoroughbreds and ownership interests, ranging from 20% to 60% in five thoroughbreds. We expect to generate approximately $1,000,000 to $1,250,000 in revenue from the sales of these horses. This projection is based upon our historical performance to date. Specifically, we have pinhooked 12 horses to date and generated a net profit of approximately $275,000.00 from these efforts.

     To the extent we are unable to meet our operating expenses or matured notes payable, we may borrow funds from our president Mr. Tilton or others, or we may attempt to raise capital from large institutional investment equity funds. Any funds generated from sales of horses or from equity investments, if any, in our company that exceeds our operating expenses and debt repayments will be used to purchase additional thoroughbred horses.

Change in Number of Employees

     We may hire up to three additional employees in 2001, finances permitted, in the areas of marketing and sales.

                                    BUSINESS

COMPANY OVERVIEW

     We were organized as a business corporation under the laws of the State of Nevada on March 25, 1999. We were formed to engage in "pinhooking" and racing of thoroughbred horses. "Pinhooking" involves the purchase of a yearling, that is, a horse which is between one and two years old, with a view towards training and then reselling that horse as a two-year old. Those horses that we are unable to pinhook at an acceptable profit we plan to enter in races because we expect that if a horse is successful at racing, its value will increase. As of March 31, 2001 we held full title to 19 thoroughbreds and ownership interests, ranging from 20% to 60%, in five thoroughbreds. We purchase most of our thoroughbreds from non-affiliated breeders of thoroughbred yearlings through non-affiliated industry auction houses, such as Fasig-Tipton and Keeneland.

     Our Chief Executive Officer, President and sole employee, James D. Tilton, Jr., currently makes all the decisions regarding the purchasing, training, racing and selling of our thoroughbred horses. In particular, Mr. Tilton makes the decisions regarding: (i) whether to purchase a certain thoroughbred horse;
(ii) who should be retained to break-in and train the thoroughbred; (iii) whether the thoroughbred should be sold as a two year old (i.e., pinhooked);
(iv) whether the thoroughbred should be entered into races; and (v) if raced, at what point if any, the thoroughbred should be sold.

     Mr. Tilton has limited experience in pinhooking and racing of thoroughbred horses. As a result, Mr. Tilton may, from time to time, retain consultants experienced in the thoroughbred industry to: (i) assist him in determining which thoroughbreds to purchase; (ii) assist him in training the purchased thoroughbreds; and (iii) assist him in determining whether the thoroughbred should be sold as a two year old or raced.

     We expect to incur numerous expenses in our efforts to pinhook and race thoroughbred horses. First, we expect to pay a 5% consultant fee for all thoroughbreds we purchase with the assistance of a consultant. Second, we plan to hire horse trainers to maintain, care and train our thoroughbreds. Such horse trainers will bill us for veterinary, food, shipping, blacksmith, breaking in and training expenses. We also expect to make payments to these horse trainers of 5% of the sales price of each throughbred that they train and we sell. Additional expenses could include sale nominations and entry fees, advertising and video production.

     We also expect to incur mortality and surgical insurance expense. This insurance will cost approximately 2.5% of the purchase price of each horse. Additionally, for each thoroughbred we sell at auction, we expect to pay a fee of 5% of the sale price to the auction house.

HISTORICAL BACKGROUND OF OUR COMPANY

     The following is a detailed chronology of the steps we have taken in furtherance of our business plan, beginning in 1997, prior to our incorporation. Our President, Mr. Tilton, has dedicated much of the past three years to developing and building the Company.

(a) 1997:          Mr. Tilton spent much of 1997 studying and developing a plan for engaging in profitable pinhooking. Mr. Tilton's market research came from several sources, including his personal experience (e.g., by growing up in Louisville, Kentucky -- the heart of the thoroughbred industry), his participation in horse ownership, and from his extensive reading of books and trade publications in the field, including periodicals such as Blood Horse and Thoroughbred Times. Mr. Tilton's objective was threefold. He wished to (i) build a solid understanding of the thoroughbred market, (ii) conduct extensive first hand research, and (iii) develop a solid business plan for the Company.

(b) January-June
    of 1998: In addition to networking in Kentucky, Mr.Tilton made numerous trips to Florida and California to meet with individuals and entities in the thoroughbred industry. Mr. Tilton continued to own a few race horses with other individuals. His continued involvement with other horse owners provided additional market research.

(c) July-Dec.
    of 1998: Mr. Tilton attended thoroughbred auctions around the country, including, but not limited to, the Fasig-Tipton Auctions. Mr. Tilton met consigners in the horse breeding and training business. He purchased one race horse in September of 1998, five race horses in October and two in December. Three of these horses were resold for a profit in 1999.

(d) March 1999:    Mr. Tilton formed the Company. The Company issued 2,050,000 shares of its Common Stock to 5 investors in exchange for services. The Company subsequently issued 43,000 shares of its Common Stock at $.10 per share to 43 investors for a total capital raise of $4,300. The Company relied upon the exemption afforded by Section 4(2) of the Securities Act of 1933,as amended, for the issuance of these shares.

(e) July 1999:     The Company purchased its first horse at the Fasig Tipton
                   Auction. Mr Tilton loaned the Company $50,000 for the purpose of making that purchase.

(f) Aug. 1999:     We acquired two additional horses for a total sum of
                   $121,000 at the Fasig Tipton New York Auction. The funds used to purchase the horses were also borrowed from Mr. Tilton.

(g) Sept. 1999:    We purchased one horse at the Keeneland sale.

(h) Sept. 30,
    1999: The Augustine Fund, L.P., an Illinois Limited Partnership with offices at 141 West Jackson Street, Suite 2182, Chicago, Illinois 60604 (the "Augustine Fund") loaned the Company $300,000 for operating expenses. The loan is evidenced by a promissory note and is secured by 6,000,000 shares of our Common Stock owned by Mr. Tilton. The promissory note was initially due and payable in the amount of $375,000 on or before March 28, 2000. On March 22, 2000, the Augustine Fund extended the due date to May 29, 2000. On October 3, 2000 and April 12, 2001, The Augustine Fund granted us an additional extension to March 31, 2001 and January 1, 2002, respectively. The entire loan is convertible, at the sole discretion of the Augustine Fund, into shares of the Company's Common Stock (the "Converted Shares") at $.10 per share and warrants excercisable into one-half the number of Converted Shares at $.15 per share.

(i) October 1999:  We purchased three horses at the Fasig Tipton auction in Maryland and two horses in Kentucky.

(j) December 15,
    1999: Mr. Andrew Dyer, with an address c/o The Dyer Group, 100 Tower Drive, Greenville, S.C. 29650, loaned the Company $50,000 for operating expenses. The loan is evidenced by a promissory note. The loan was originally due on August 13, 2000 but was extended on October 11, 1999 to March 31, 2001. On April 12, 2001, Mr. Dyer granted us an additional extension to January 1, 2002. The loan is convertible, at the sole discretion of Mr. Dyer, into shares of the Company's Common Stock (the "Converted Shares") at $.10 per share and warrants excercisable into one-half the number of Converted Shares at $.15 per share.

(k) January 31,
    2000: Mr. Andrew Dyer, with an address c/o The Dyer Group, 100 Tower Drive, Greenhille, S.C. 29600, loaned the Company an additional $50,000 for operating expenses. The loan is evidenced by a promissory note. The loan was originally due on August 13, 2000 but was extended on October 11, 1999 to March 31, 2001. On April 12, 2001, Mr. Dyer granted us an additional extension to January 1, 2002. The loan is convertible, at the sole discretion of Mr. Dyer, into shares of the Company's Common Stock (the "Converted Shares") at $.10 per share and warrants excercisable into one-half the number of Converted Shares at $.15 per share.

(l) Feb. 2000:     We sold two of our horses at the Ocalar Breeder Sales "OBS"
                   February sale in Miami. We also sold a 75% ownership interest in another horse in a private transaction.

(m) March 2000-    We sold three of our horses, one at the OBS March sales in
    April 2000:    Ocala, and two at the Keeneland April sale in Lexington,
                   Kentucky. We also purchased a horse at the OBS June sale in Ocala as a racing prospect.

(n) May 2000:      We sold one of our horses at the Fasig Tipton May Midatlantic sale in Baltimore, Maryland. We also purchased a horse as a racing prospect at the same sale.

(o) June 2000:     We sold ownership interests in three of our horses in private transactions.

(p) August 2000-
    October 2000:  We purchased five horses at the Keeneland September sale, 6 horses at the Fasig Tipton Midatlantic sale, 3 horses at the Fasig Tipton Kentucky sale, and one horse through a private transaction. We borrowed $300,000 from Mr. Tilton as partial payment for the horses and in consideration thereof gave
                   Mr. Tilton a security interest in certain of our horses. The entire loan is convertible, at the sole discretion of Mr. Tilton, into shares of our Common Stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share.

(q) September
    2000: We purchased the domain name Thoroughbredsales.com in exchange for 25,000 shares of our Common Stock. We intend to construct a corporate website using this domain name.

(r) December 2000-
    January 2001   We sold one of our horses at Gulfstream Park and sold a 50%
                   ownership interest in another horse in a private transaction.
                   We also purchased 5 horses at the Fasig Tipton December Mixed
                   Sales.

SUMMARY OF SOLD HORSES

The following is a summary of the horses we sold prior to April 24, 2001:

                                                                          AFFILIATION
                             DATE           DATE       SELLER/PLACE           TO            SOURCE OF
  NAME OF HORSE            PURCHASED        SOLD       OF PURCHASE         PURCHASER        FINANCING
Lord at War/Sa Marche      07/22/99       02/08/00     Fasig Tipton          None              (1)
Belong to Me/Vivas Lady    08/15/99       02/08/00     Fasig Tipton          None              (1)
Saint Damien - 75%         10/25/99       02/28/00     Fasig Tipton          None              (2)
Go for Gin/Bright Omen     10/06/99       03/31/00     Fasig Tipton          None              (2)
Cozzene/Sheergo            10/25/99       04/18/00     Fasig Tipton          None              (2)
Two Punch/Truth            10/05/99       04/18/00     Fasig Tipton          None              (2)
  and Beauty
Belong to Me/Caveat        08/15/99       05/23/00     Fasig Tipton          None              (1)
Wooglin - 65%              05/22/00       06/08/00     Fasig Tipton          None              (3)
Defending Honor - 40%      04/27/00       06/08/00     OBS Sales             None              (3)
Graham Point - 40%         09/14/99       06/08/00     Keeneland             None              (1)
Given to Fly               10/04/99       01/07/01     Fasig Tipton          None              (2)
Weekend Lover - 50%        10/25/00       12/01/00     White Oaklawn Farm    None              (3)

(1) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by Mr. Tilton.
(2) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by the Augustine Fund, L.P.
and Mr. Tilton.
(3) Purchase financed from funds remaining from loans made to Thoroughbred Interests, Inc. in 1999 from the Augustine Fund, L.P., Mr. Tilton, and Mr. Dyer, and additional monies lent to Thoroughbred Interests,
Inc. in 2000 by Mr. Tilton and Mr. Dyer.

INVENTORY OF OUR HORSES

The following was the inventory of our horses as of April 24, 2001:

                                                                              SELLER/PLACE      AFFILIATION
            NAME OF HORSE             TYPE                DATE ACQUIRED       OF PURCHASE       TO PURCHASER     SOURCE OF FINANCING

20% of Saint Damien                   Colt 3-yr             10/25/99          Fasig Tipton          None                (2)
60% of Graham Point                   Colt 3-yr             09/14/99          Keeneland             None                (1)
60% of Defending Honor                Colt 3-yr             04/27/00          OBS Sales             None                (3)
35% of Wooglin                        Colt 3-yr             05/22/00          Fasig Tipton          None                (3)
Allen's Prospect/Goldfinch Filly
  Dafodilly                           Filly Yearling 2-yr   10/03/00          Fasig Tipton          None                (3)
Devil's Sword                         Colt Yearling 2-yr    10/03/00          Fasig Tipton          None                (3)
Party Manners/Bid to the Mint         Colt Yearling 2-yr    09/07/00          Keeneland             None                (3)
Green Dancer/Puff of Luck             Colt Yearling 2-yr    09/13/00          Keeneland             None                (3)
Cryptoclearance/Dime Baby             Filly Yearling 2-yr   09/14/00          Keeneland             None                (3)
K.O. Punch/Endicotta Ridge            Filly Yearling 2-yr   09/15/00          Keeneland             None                (3)
Glitterman/Willing Partner            Colt Yearling 2-yr    09/17/00          Keeneland             None                (3)
Allen's Prospect/Bobaloubar           Filly Yearling 2-yr   10/03/00          Fasig Tipton          None                (3)
Wild Zone/Galleria                    Filly Yearling 2-yr   10/03/00          Fasig Tipton          None                (3)
Allen's Prospect/Hallow Wean          Filly Yearling 2-yr   10/04/00          Fasig Tipton          None                (3)
Allen's Prospect/Mississippi Lights   Colt Yearling 2-yr    10/04/00          Fasig Tipton          None                (3)
50% Nicholas/Weekend Delight          Filly 2-yr            10/25/00          White Oaklawn Farm    None                (3)
Fox Hound/Angel Puss                  Colt 2-yr             10/25/00          Fasig Tipton          None                (3)
Prospectors Music/Award for Morgan    Filly 2-yr            10/25/00          Fasig Tipton          None                (3)
Go for Gin/Northern Syl               Filly 2-yr            10/26/00          Fasig Tipton          None                (3)
Devil's Bag/Star Cloud                Filly Yearling        12/03/00          Fasig Tipton          None                (3)
Not for Love/Weather Vane             Filly Yearling        12/04/00          Fasig Tipton          None                (3)
Not for Love/God Given                Colt Yearling         12/05/00          Fasig Tipton          None                (3)
Eastern Echo/Devil's Ballad           Colt Yearling         12/04/00          Fasig Tipton          None                (3)
Rinka Das/Public Band                 Colt Yearling         12/05/00          Fasig Tipton          None                (3)

(1) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by Mr. Tilton.
(2) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by the Augustine Fund, L.P. and Mr. Tilton.
(3) Purchase financed from funds remaining from loans made to Thoroughbred
Interests, Inc. in 1999 from the Augustine Fund, L.P., Mr. Tilton, and Mr. Dyer, and additional monies lent to Thoroughbred Interests, Inc. in 2000 by Mr. Tilton and Mr. Dyer.
(4) 5% ownership interest of this horse was transferred to Ciaran Dunne in consideration for services.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings. However, from time to time we may be subject to legal proceedings and claims in the ordinary course of business. Such claim, even if not meritous, would result in the expenditure by us of syndicated financial and managerial resources.

FACILITIES

         Our executive and administrative office is located at 127 South 6th Street in Louisville, Kentucky 40202. We lease this facility from a non-affiliated party. It has approximately 1865 square feet of office space consisting of three separate offices, a library, a conference room, a kitchen and a bathroom. The monthly rent is $2,630 of which Thoroughbred Interests, Inc. pays 50% with the other 50% paid by Technology Capital Group, Inc. Thoroughbred Interests, Inc. and Technology Capital Group, Inc. together own the office equipment and furniture. Management believes that this facility is adequate for us for at least the next 12 months.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our directors, executive officers and key employees, and their ages and position as of March 31, 2001, are as follows:

NAME                    AGE   POSITION
----                    ---   --------
James D. Tilton, Jr.    40    Chairman of the Board, Chief Executive Officer,
                              President, and Secretary

         JAMES "JIM" D. TILTON, JR., has served as Chairman of our Board of Directors, Chief Executive Officer, President, Secretary, Treasurer and Sole Director since our formation. Mr. Tilton has more than 16 years experience in the securities industry. From 1995-1996, he was stockbroker at Morgan Keegan. From 1997-1999, he worked independently in the securities industry, specializing in corporate finance/investment banking. Mr. Tilton has been involved in the financing of private and public small growth companies. Mr. Tilton holds Series 7, Series 24, Series 63 and Series 65 licenses. He also holds a license through the State of Kentucky to sell insurance products. He has been inactive since January 31, 1999 in order to devote his full attention to matters involving Thoroughbred Interests, Inc. and TuneIn Media, Inc. Since January, 1999, Mr. Tilton has been TuneIn Media, Inc.'s Chief Executive Officer and President. TuneIn Media, Inc. is an interactive media content provider with a network of integrated technology business. He is the Chairman of its Board of Directors, and holds a significant equity position in it. Mr. Tilton has a B.A. in Political Science with an emphasis in Accounting/Business from the University of Louisville.

DIRECTOR COMPENSATION

         Directors currently receive no compensation for their service as such. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation awarded to, earned by or paid to Mr. Tilton from inception of our company (March, 1999) through December 31, 2000. We had no other officers during this period.

                           SUMMARY COMPENSATION TABLE

Name and                                                                    Long Term Compensation
Principal                                                 Other Annual      Awards - Securities Underlying
Position             Year      Salary($)      Bonus($)    Compensation      Options-(#)
--------             ----      ---------      --------    ------------      -----------
James D. Tilton,     1999      0              0           0                 ---
Jr. Chairman of
the Board, Chief     2000      $90,000 (1)    0           0                 3,000,000 (2)
Executive
Officer and
President

(1) Mr. Tilton has agreed to defer his salary indefinitely.
(2) On January 3, 2000, Mr. Tilton was granted 3,000,000 incentive stock options pursuant to our Millennium Stock Option Plan at an exercise price of $0.11.

EMPLOYMENT AND CONSULTING AGREEMENT

         We have an Employment Agreement with James D. Tilton which ends on December 31, 2002. The Agreement provides for the payment of an annual base salary of $90,000 for calendar year 2000, $120,000 for calendar year 2001 and $180,000 for calendar year 2002. The Agreement also provides for an annual incentive bonus equal based on our annual earnings before income taxes, depreciation and amortization. The Agreement provides for the one-time grant pursuant to our Millennium Stock Option Plan on 3,000,000 incentive stock options to Mr. Tilton at 110% of the fair market value of our Common stock on the date of the grant. The options are vested and exercisable immediately. The Agreement further provides for the payment of Mr. Tilton upon the discharge of Mr. Tilton without cause or the resignation of Mr. Tilton for "good cause", or as defined in the Agreement of a lump sum equal to his annual base salary and bonus. In addition, if the terminating event occurs on or before June 30, 2001, we are to pay Mr. Tilton an additional $100,000.

         Mr. Tilton also has an employment agreement with TuneIn Media, Inc., an interactive media content provider with a network of integrated technology business, of which he is Chief Executive Officer and Chairman of the Board of Directors.

                THOROUGHBRED INTERESTS, INC.'S STOCK OPTION PLAN

         Our Millennium Stock Option Plan (the "Plan") was ratified and approved by our Board of Directors in January, 2000. The Plan provides for the grant of options to purchase up to 10,000,000 shares of our Common stock. The Plan is intended to promote our long-term financial interests and growth by providing our employees, officers, directors and consultants with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with us and to acquire a proprietary interest in or long-term success; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

GENERAL

         The Plan provides for the granting of awards to such officers, other employees, consultants and directors of our company and our affiliates as our Board of Directors may select from time to time.

         If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the Plan.

         In the event that our Board of Directors determines that any dividend or other distribution (whether in the form of cash, Common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of Common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

ADMINISTRATION

         The Plan will be administered by our Board of Directors. The Board of Directors have the authority in their sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of Common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting us or our financial statements (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

AWARDS UNDER THE PLAN

         3,000,000 of the 20,000,000 options available for grant under the Plan have been granted. The option exercise price is payable by any one of the following methods or a combination thereof:

        * in cash or by personal check, certified check, bank cashier's check or wire transfer;

        * in shares of Common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

        * by such other method as the compensation committee may from time to time authorize.

         Our Board of Directors also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of Common stock equal to the number of shares of Common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of Common stock under the Plan at the time of such exercise; provided, however, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the Plan.

                              SELLING STOCKHOLDERS

         We have agreed to register the offering of the selling stockholders' shares of Common Stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the Common Stock and the expenses of counsel.

         The following table sets forth the names of the selling stockholders, the number of shares of Common Stock owned beneficially by each of the selling stockholders as of March 31, 2001, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of Common Stock owned beneficially by each of the selling stockholders after the offering. No selling stockholder has any affiliation with Thoroughbred Interests, Inc. or our officers, directors, promoters or principal shareholders except as noted.

         The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this prospectus will be sold.

                                                                                         Shares of Common
                                                                                            Stock Owned
                                       Shares of Common             Shares of                  After
                                         Stock Owned                  Common                Offering (3)
                                           before                  Stock Being
Name of Selling Stockholder             Offering (1)                 Offered         Number        Percent (2)
---------------------------             ------------                 -------         ----------    -----------
James D. Tilton                          31,500,000 (4) (5) (6)     28,500,000       3,000,000        10.2%
Augustine Fund, L.P.                      5,625,000 (7)              5,625,000               -           -
Andy Dyer                                 2,002,000 (8)              2,002,000               -           -
J&B Associates                            1,000,000                  1,000,000               -           -
Old Monmouth Stock Transfer Co., Inc.        75,000                     75,000               -           -
Mary Kennedy                                 75,000                     75,000               -           -
Thomas Larkin                                25,000                     25,000               -           -

Total                                    40,302,000                 37,302,000       3,000,000

(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table having sole voting and investment power with respect to all shares beneficially owned by them.

(2) Based on a total of 26,411,000 shares issued and outstanding as of April 24, 2001.

(3) Assumes the sale of all shares offered hereby.

(4) Includes 6,000,000 shares being held in escrow by H. Glen Bagwell as security for the loan made by The Augustine Fund, L.P. (the "Augustine Fund") to us and will be returned to James D. Tilton upon repayment to the Augustine Fund of the loan or the conversion by the Augustine Fund of the amount owing to our Common Stock. Mr. Tilton has sole voting and investment power in all of his shares.

(5) Includes 3,000,000 shares issuable upon exercisable of options, all of which are exercisable immediately under Thoroughbred Interests, Inc.'s Millennium Stock Option Plan

(6) Includes 4,500,000 shares issuable upon the conversion of the convertible Secured Promissory Note with us.

(7) Represents shares issuable upon conversion of the convertible Promissory Note dated September 30, 1999, as amended.

(8) Includes 1,500,000 shares issuable upon the conversion of the convertible Promissory Notes dated December 15, 1999 and January 31, 2000, as amended.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of April 24, 2001 by:

     * each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock;

     * each of our directors;

     * the named executive officers; and

     * all executive officers and directors as a group.

         Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                          Shares of Common Stock          Shares of Common Stock
Name & Address                              Owned Prior to                     Owned After
Beneficial Owner (1)                           Offering                        Offering (3)
--------------------                           --------                        ------------

                                     Number                Percent (2)        Number         Percent (4)
                                     ------                -----------        ------         -----------
James D. Tilton                      31,500,000 (5)(6)(7)    92.89%           3,000,000        10.20%
c/o Thoroughbred Interests, Inc.
127 S. 6th Street
Louisville, KY 40202

Augustine Fund, L.P.                  5,625,000 (8)          17.56%                   -           --
141 West Jackson Boulevard
Suite 2182
Chicago, Illinois 60604

Andy Dyer                             2,002,000 (9)           7.17%                   -           --
c/o The Dyer Group
100 Tower Drive
Greenville, South Carolina

Total                                39,127,000                               30,500,000

All Directors and Executive
  Officers                           31,500,000              92.89%

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares held by which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Calculated on the basis of 26,411,000 shares of Common Stock issued and outstanding.

(3)  Assumes the sale of all 9,802,000 shares offered by us.

(4) In the event that we are unable to sell all of the shares offered by us, each holder's ownership percentage of our Common Stock after this such offering will be higher than set forth.

(5) Includes 6,000,000 shares being held in escrow by H. Glen Bagwell as security for the loan made by The Augustine Fund, L.P. (the "Augustine Fund") to us and will be returned to James D. Tilton upon repayment to the Augustine Fund of the loan or the conversion by the Augustine Fund of the amount owing into our Common Stock. Mr. Tilton has sole voting and investment power in all of his shares.

(6) Includes 3,000,000 shares issuable upon exercisable of options, all of which are exercisable immediately under Thoroughbred Interests, Inc.'s Millennium Stock Option Plan.

(7) Includes 3,000,000 shares of our Common Stock and 1,500,000 shares of our Common Stock underlying warrants issuable pursuant to a convertible Secured Promissory Note dated October, 2000, as amended.

(8) Represents shares issuable upon conversion of the convertible Promissory Note dated September 30, 1999, as amended.

(9) Includes 1,500,000 shares issuable upon the conversion of the convertible Promissory Notes dated December 15, 1999 and January 31, 2000, as amended.

                              CERTAIN TRANSACTIONS

     In connection with our incorporation, we issued 12,000,000 shares of our Common Stock to Mr. Tilton at the par value of $.001 per share. Mr. Tilton received these shares in recognition of his pre-incorporation services.

     Subsequently, due to our 2 for 1 forward stock split, Mr. Tilton's shares were increased to 24,000,000 shares. 6,000,000 of these shares are being held in escrow in the name of H. Glen Bagwell as security for the Augustine Fund, L.P.

     There is no affiliation between Mr. Tilton and The Augustine Fund, L.P. or Glen Bagwell, Jr.

     In connection with our purchase of several thoroughbreds in September and October of 2000, pursuant to a written promissory note dated October 31, 2000 (the "Note"), Mr. Tilton loaned the Company $300,000 to pay for the horses. In consideration for the Note, pursuant to a Pledge and Security Agreement dated October 31, 2000, we gave Mr. Tilton a security interest in some of our horses. The entire loan is convertible, at the sole discretion of Mr. Tilton, into shares of our Common Stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share.

                            DESCRIPTION OF SECURITIES

Our authorized capital structure consists of Preferred Stock, par value $.001, and Common Stock, par value $.001. The number of shares authorized and outstanding as of the date hereof is as follows:

         SECURITY                  AUTHORIZED              OUTSTANDING
        Preferred Stock             10,000,000                      0
        Common Stock               100,000,000             26,411,000
        Stock Options               10,000,000              3,000,000

PREFERRED STOCK. The 10,000,000 shares of Preferred Stock having a par value of $.001 authorized are undesignated as to preferences, privileges and restrictions. When the shares are issued, the Board of Directors must establish a "series" of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

To date, the Board of Directors has not designated any series.

COMMON STOCK. Our authorized common equity consists of 100,000,000 shares of Common Stock, with a $.001 par value, of which 26,411,000 shares of Common Stock are issued and outstanding. Shareholders (i) have general ratable rights to dividends from funds legally available, therefore; when and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. All shares of Common Stock now outstanding are fully paid and nonassessable.

     The Common Stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of our directors if they choose to do so. We have not had any earnings, have not paid any dividends on our Common Stock and do not anticipated that any dividends will be paid in the foreseeable future. Dividends upon Preferred shares must have been paid in full for all past dividend periods before distribution can be made to the holders of Common Stock. In the event of a voluntary or involuntary liquidation, all of our assets and funds remaining after payments to the holders of Preferred Stock will be divided and distributed among the holders of Common Stock according to their respective shares.

DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock and does not anticipate paying cash dividends in the foreseeable future, but intend to retain future earnings for reinvestment in our business. Future cash dividends, if any, will be at the discretion of our Board of Directors and will be dependent upon, among other things, our financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

TRANSFER AGENT AND REGISTRAR

         Olde Monmouth Stock Transfer, Inc., Atlantic Highlands, New Jersey, has been appointed as transfer agent and registrar for the Common stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our Common Stock. We cannot predict the effect, if any, that sales of shares of the Common Stock to the public or the availability of shares for sale to the public will have on the market price of the Common Stock prevailing from time to time.

         Upon the consummation of this offering we will have 26,411,000 shares of Common Stock outstanding. Of such shares of Common Stock, 25,677,000 shares (the shares sold in this offering by the selling shareholders) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 734,000 shares of Common Stock are "restricted securities," as the term is defined under Rule 144 of the Act. These shares may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act.

         In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as that term is defined in Rule 144) for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's Common stock (approximately 2,641,000 shares immediately after this offering) or the average weekly trading volume during the four calendar weeks preceding the sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the manner and notice of sale and availability of current public information about Thoroughbred Interests, Inc. Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the volume limitations and other conditions described above.

         An additional 3,000,000 shares of Common Stock are issuable upon exercise of outstanding options, all of which will be eligible, under Rule 144, for sale into the public securities markets one year after the option is exercised, or sooner if registered by us.

         An additional 11,625,000 shares of Common Stock are issuable upon conversion of convertible promissory notes and the exercise of warrants issuable pursuant to such conversions, if any. All such shares of Common Stock will be freely tradeable without restriction or further registration under the Securities Act.

         We make no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the Common Stock.

                              PLAN OF DISTRIBUTION

SHARES OFFERED BY THE SELLING STOCKHOLDERS

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         - an exchange distribution in accordance with the rules of the applicable exchange;
         -   privately negotiated transactions;
         -   short sales, except as described below;
         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         -   a combination of any such methods of sale; and
         -   any other method permitted pursuant to applicable law.

           The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of Thoroughbred Interests, Inc. or derivatives of Thoroughbred Interests, Inc. securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common stock offered by this prospectus will be passed upon for us by Schreck Brignone Godfrey, Las Vegas, Nevada.

                                     EXPERTS

         Our financial statements Thoroughbred Interests, Inc. as of December 31, 2000 and December 31, 1999 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Baum & Company, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                          Thoroughbred Interests, Inc.
                               127 S. 6th Street
                              Louisville, KY 40242
                        Telephone Number: (502) 584-4434
                        Facsimile number: (502) 584-4850

         Our fiscal year ends on December 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

         You may request a copy of these filings as well as any exhibits to our registration statement incorporated by reference in this prospectus, at no cost, by writing or calling us at: 127 S. 6th Street, Louisville, KY 40242, telephone number: (502) 584-4434.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                          THOROUGHBRED INTERESTS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 Page

INDEPENDENT AUDITORS' REPORT                                                                      F-2

FINANCIAL STATEMENTS

Balance Sheets as of December 31, 2000 and 1999                                                   F-3

Statements of Income

     Year ended December 31, 2000 and the period commencing
     March 25, 1999 (Inception) to December 31, 1999                                              F-4

Statement of Changes in Stockholders' Equity F-5 Year ended December 31, 2000
     and the period commencing March 25, 1999 (Inception) to December 31, 1999                    F-5

Statement of Cash Flows

     Year ended December 31, 2000 and the period commencing
     March 25, 1999 (Inception) to December 31, 1999                                              F-6

Notes to Financial Statements                                                                     F-7

                              BAUM & COMPANY, P.A.
                          Certified Public Accountants
                        1515 University Drive - Suite 209
                          Coral Springs, Florida 33071

                           INDEPENDENT AUDITORS REPORT

The Board of Directors
Thoroughbred Interests, Inc.
Louisville, Kentucky

We have audited the accompanying balance sheet of Thoroughbred Interests, Inc. (A Development Stage Company) as of December 31, 2000 and 1999 and the related statement of income, changes in stockholders' equity and cash flows for the year ended December 31, 2000 and the period commencing March 25, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Thoroughbred Interests, Inc. (A Development Stage Company) at December 31, 2000 and 1999 and the statement of income, changes in stockholders' equity and cash flows for the year ended December 31, 2000 and the period commencing March 25, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

                                                  /s/ Baum & Company, P.A.
                                                  ------------------------------
                                                      Baum & Company, P.A.

Coral Springs, Florida
March 15, 2001

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     ASSETS

                                                                               2000                      1999
                                                                            -----------               -----------
Current Assets
    Cash in bank                                                               $  3,411                  $ 11,348
    Investment in thoroughbred horses (note 1)                                  832,496                   441,107
                                                                               --------                  --------
                                                                                835,908                   452,455
Other assets
      Deferred registration costs (note 1)                                       39,348                     5,385
                                                                               --------                  --------
         Total assets                                                          $875,256                  $438,754
                                                                               ========                  ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

    Note payable (note 5)                                                    $  400,000                  $ 350,000
    Accounts payable and accrued expenses                                       553,417                    102,235
                                                                            -----------                 ----------

         Total current liabilities                                              953,417                    452,235

Other liabilities

      Loan payable - stockholder (note 2)                                       301,989                    113,511
                                                                            -----------                 ----------

            Total liabilities                                                 1,255,406                    565,746
                                                                             ----------                 ----------
 Stockholders equity

      Preferred stock, par value $ .001, 10,000
           shares authorized; no shares issued                                 -  0 -                       - 0 -
    Common stock, par value  $.001,
         100,000,000 shares authorized;
        26,411,000 and 26,386,000 shares issued and
          outstanding in 2000 and 1999 respectively                              26,411                     26,386
         Additional paid in capital                                               2,475                     - 0 -
       Deficit accumulated during Development Stage                            (409,036)                  (134,167)

    Less: subscription receivable                                                  - 0 -                      (125)
                                                                             ----------                  ---------
                                                                               (380,150)                  (107,906)
                                                                             ----------                  ---------

         Total liabilities & stockholders equity                             $  875,256                  $ 457,840
                                                                             ==========                  =========

               See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              STATEMENTS OF INCOME
               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
           COMMENCING MARCH 25, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                                                                                                    MARCH 25, 1999
                                                                                                                    (INCEPTION) TO
                                                                                   2000               1999         DECEMBER 31, 2000
                                                                             --------------     --------------     -----------------
Revenues                                                                       $   703,015          $   - 0 -          $    703,015
Cost of Horses Sold                                                                463,053              - 0 -               463,053
                                                                               -----------          -----------        ------------
Gross Profit                                                                       239,962              - 0 -               239,962

Operating Expenses
     Operation Cost                                                                174,649               55,720             230,369
     General & administrative                                                      288,473               38,947             327,420
                                                                               -----------          -----------        ------------
     Total operating expenses                                                      463,122               94,667             557,789
                                                                               -----------          -----------        ------------
Net income (loss) before other income and expense                                 (223,160)             (94,667)           (317,827)

Other income and expense
      Interest expense (net)                                                       (51,709)             (39,500)            (91,209)
                                                                               -----------          -----------        ------------
Net income (loss) before provision for income taxes                               (274,869)            (134,167)           (409,036)

Provision for income taxes                                                           - 0 -                - 0 -               - 0 -
                                                                               -----------          -----------        ------------
Net income (loss)                                                              $  (274,869)         $  (134,167)       $   (409,036)
                                                                               ===========          ===========        ============
Net (loss) per common share-development stage                                  $      0.01          $     0.00
                                                                               ===========          ===========
Weighted average number of common shares outstanding                            26,390,175           26,386,000
                                                                               ===========          ===========

               See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                               Accumulated
                                                                                                              Deficit During
                                                          Common stock                Additional paid          Development
                                                     Shares           Amount            in capital                 Stage
                                                 -------------------------------     ------------------       ---------------


Balance - inception ( March 25, 1999)                     - 0 -            - 0 -             - 0 -                - 0 -

Common stock issued to founder and
 others for services rendered in 1999                13,150,000           13,150             - 0 -                - 0 -

Sale of common stock in 1999                             43,000               43             - 0 -                - 0 -

Stock split two for one - July 23, 1999              13,193,000           13,193             - 0 -                - 0 -

Net (loss) from inception to
  December 31, 1999                                       - 0 -            - 0 -             - 0 -             (134,167)
                                                     ----------      -----------       -----------           ----------
Balance - December 31, 1999                          26,386,000           26,386             - 0 -             (134,167)

Stock issued for domain name
    November 2000                                        25,000               25             2,475                - 0 -

Net (loss) December 31, 2000                              - 0 -            - 0 -             - 0 -             (274,869)
                                                     ----------      -----------       -----------           ----------

Balance - December 31 2000                           26,411,000      $    26,411             - 0 -           $ (409,036)
                                                     ==========      ===========       ===========           ==========

               See accompanying notes to the financial statements

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
           COMMENCING MARCH 25, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                                                                                                    MARCH 25, 1999
                                                                                                                    (INCEPTION) TO
                                                                              2000                      1999      DECEMBER 31, 2000
                                                                           ----------                ---------    -----------------
Cash flows from operations:
    Net income (loss)                                                       $ (274,869)              $(134,167)           $(409,036)
    Adjustments to reconciliate net income (loss) to net
         cash provided by operating activities:
    Common stock issued for domain name                                          2,500                   - 0 -                2,500
    Common stock issued for services                                             - 0 -                  18,775               18,775
 Changes in operating assets and liabilities:
      (Decrease) in investment in thoroughbred horses                         (391,389)               (441,107)            (832,496)
    (Decrease) in accounts payable and accrued expenses                        451,182                 102,235              553,417
                                                                            ----------               ---------            ---------
Net cash provided (used) from operations                                       212,576                (473,039)            (685,615)
                                                                            ----------               ---------            ---------

Cash flows from financing activities:

    Proceeds of common stock issued                                              - 0 -                  26,386               26,386
    (Increase) in deferred registration costs                                  (33,963)                 (5,385)             (39,348)
    Increase (decrease) in stockholder loan                                    188,477                 113,511              301,988
    Proceeds of note payable                                                    50,000                 350,000              400,000
    (Increase) in subscriptions receivable                                         125                    (125)               - 0 -
                                                                            ----------               ---------            ---------
Net cash provided (used) from financing activities                             204,639                 477,565              682,204
                                                                            ----------               ---------            ---------
Net increase (decrease) in cash                                                 (7,937)                 11,348                3,411

Cash  - beginning                                                               11,348                 (11,348)               - 0 -
                                                                             ---------               ---------            ---------
Cash - ending                                                                $   3,411               $   - 0 -            $   3,411
                                                                             =========               =========            =========
Supplemental disclosures:
      Interest expense                                                       $  51,709               $  39,500            $  85,250
                                                                             =========               =========            =========

               See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -        BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                -------------------------------------------------------

                BUSINESS AND ORGANIZATION

                The Company was organized under the laws of Nevada on March 25, 1999. The Company business consists of purchasing, training and sales of thoroughbred horses. The Company is in its development stage.

                ORGANIZATION COSTS

                The Company has incurred various expenditures in the formation of its corporate and organizational structure. In accordance with SOP 98-5 these costs will be expensed as incurred.

                DEFERRED REGISTRATION COSTS

                The Company has incurred various costs to prepare and file the required documents for any future stock offering. These costs will be offset against the proceeds of a successful offering, or expensed if unsuccessful.

                SUBSCRIPTION RECEIVABLE

                Sales of common stock have occurred whereby the proceeds have not been received, thus the balances have been reflected as an offset to stockholders equity.

                INVESTMENT IN THOROUGHBRED HORSES

                The Company's investment in thoroughbred horses are stated at the lower of cost or market plus applicable carrying costs.

                MANAGEMENT ESTIMATES

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -      BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
              CONTINUED

              NET LOSS PER COMMON SHARE

                Basic loss per weighted average common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

NOTE 2 -    RELATED PARTY TRANSACTIONS

                The Company has issued 13,150,000 shares of common stock to its founder and various other individuals at a par value of $ .001 for their time and effort in establishing the Company. An substantial amount of these shares will be subject to a restriction against transfer for a period of at least one year pursuant to SEC rule 144.

                The founder of the Company has assumed the role of CEO and Chairman of the Board of Directors at a salary and a stock option plan subject to the approval by the Board of Directors. The financial statements reflect $67,500 of accrued compensation in accordance with the agreement to be paid upon sufficient cash flow. The employment agreement commenced on January 3, 2000 for a three year period ending December 31, 2002. The agreement in addition to scheduled salary increases also provides for incentive bonuses in accordance with prescribed performance levels of the Company. In addition the CEO has received a grant of incentive stock options pursuant to Company's Millennium Stock Option Plan of three million shares of common stock.

                The CEO has advanced funds as a interest bearing at 6% per annum, unsecured loan to the company pursuant to a written promissory dated October 31, 2000. The loan is convertible into common stock ("Converted Shares") of the Company at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share.

                The Company commenced in April 2000 utilizing an office facility leased by the CEO on a informal agreement at $1,352 per month to conduct its business operations.

NOTE 3 -    CAPITAL TRANSACTIONS

                  a.) The Company at its inception issued 13,150,000 shares of common stock to various related parties.

                  b.) The Company issued 43,000 shares of common stock during March and April 1999 for $ 4,300 pursuant to
                           Section 4(2) of the Securities Act of 1933, as amended.

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 -     CAPITAL TRANSACTIONS - CONTINUED

                  c.) The Company by an unanimous consent in lieu of a special meeting of Directors approved a two (2) for one (1) forward stock split for all shares issued and outstanding effective July 23, 1999. The authorized shares of common stock increased from 50,000,000 to 100,000,000 and the par value remained at $.001 per share.

                  d.) The issued 25,000 of common stock in November 2000 for a domain name. The stock was valued at $1.00 per share.


NOTE 4 -     STOCK OPTION PLAN

                The Board of Directors has approved The Millennium Stock Option Plan effective as of January 3, 2000 to compensate executives, key management personnel and consultants of the Company. The plan document has authorized a maximum of 10,000,000 shares of common stock to be optioned at an exercise price to be determined by the Company. In the case of the incentive stock option the exercise price shall not be less than 100% of the fair market value of the shares on the date the option is granted. The stock options are exercisable no sooner than six months nor more than ten years from the date it is granted. The fair market value of common stock options granted will be reflected as compensation issued.

NOTE 5 -     NOTES PAYABLE

                On September 30, 1999 pursuant to a written promissory note the Company was loaned $300,000 from Augustine Fund, L.P. The note has no stated interest but calls for the payment of $375,000 in
                (180) one hundred eighty days from September 30, 1999. The Augustine Fund L.P. has the right to convert all or any portion of the $375,000 into shares of common stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share. As security for this loan, the President of the company has placed in escrow 6,000,000 restricted shares of common stock. The Augustine Fund, L.P. granted the company an extension to January 1, 2002 for satisfaction of the note.

                On December 15, 1999, pursuant to convertible promissory note the Company was loaned$50,000 from an individual. The note is unsecured and bears interest at 12% per annum payable including interest on or before August 13, 2000. On February 10, 2000 the Company received an additional $50,000 under the same terms. The promissory notes are both convertible into fifty shares of common stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share. The due date of the notes plus accrued interest has been extended to January 1, 2002.

                          THOROUGHBRED INTERESTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 6 -     INCOME TAXES

                The Company in accordance with FASB 109, it has been determined that a 100 % valuation allowance of the entire net operating loss is deemed appropriate since future profitable operations cannot be ascertained at this time.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses which they may incur as directors, officers, employees or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section 78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section 78.7502.

     Under Section 78.751(e) the indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents.

Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-Laws empower us to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company is such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada.

Officers and Directors Liability Insurance

At present, we do not maintain Officers and Directors Liability Insurance and, because of the anticipated cost of such insurance, we have no present plans to obtain such insurance.

Indemnity Agreements

In order to induce and encourage highly experienced capable persons to serve as directors and officers, we have entered into an Indemnity Agreement with each director and officer presently serving us and will provide the same agreement to future directors and officers as well as certain agents and employees. The Agreement provides that we shall indemnify the director and /or officer, or other person, when he or she is a party to, or threatened to be made a party to, a proceeding against us. Expenses incurred by the indemnified person in any proceeding are to be paid to the fullest extent permitted by applicable law. The Agreement may at some time require us to pay out funds which might otherwise be utilized to further our business objectives, thereby reducing our ability to carry out our projected business plans.

Sec Position on Indemnification for Security Act Liability

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that is the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses payable by us in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

    SEC registration...........................................    $   984.79
    Legal fees and expenses....................................     15,000.00
    Printing expenses..........................................      5,000.00
    Accounting fees and expenses...............................      5,000.00
    Miscellaneous..............................................      1,015.21
      Total....................................................    $27,000.00

Item 26. Recent Sales of Unregistered Securities

         The following sets forth certain information regarding sales of, and other transactions with respect to, securities of our company issued within the past three years, which sales and other transactions were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). All of such sales and transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein. The basis for such exemption was belief that the investors were either accredited or sophisticated. For those investors deemed sophisticated, they had access to information on Thoroughbred Interests necessary to make an informed decision.

         In connection with our incorporation, we issued 12,000,000 shares of our Common Stock to Mr. Tilton at the par value of $.001 per share. These shares were issued to Mr. Tilton in recognition of his pre-incorporation services.

         Subsequently, due to our 2 for 1 forward stock split, Mr. Tilton's shares were increased to 24,000,000 shares. 6,000,000 of these shares are being held in escrow in the name of H. Glen Bagwell as security for the Augustine Fund, L.P.

         In March 1999, we issued 2,050,000 shares of our Common Stock to five investors in exchange for services rendered to the Company. We also issued in March 1999, 43,000 shares of our Common Stock at $.10 per share to 43 investors.

         On September 30, 2000, we issued 25,000 shares of our Common Stock in exchange for the domain names Thoroughbredsales.com.

Item 27. Exhibits

The following Exhibits are filed herewith and made a part hereof.

No.      Description of Exhibit
---      ----------------------
3.1 Articles of Incorporation of Thoroughbred Interests, Inc., dated March 25, 1999*

3.2      By-Laws of Thoroughbred Interests, Inc.*

4.1 Promissory Note dated September 30, 1999, between Thoroughbred Interests, Inc. and Augustine Fund, L.P.*

4.2 Note Extension Agreement between Thoroughbred Interests, Inc. and Augustine Fund, L.P. dated March 22, 2000*

4.3 Note Extension Agreement between Thoroughbred Interests, Inc. and Augustine Fund, L.P. dated October 3, 2000*

4.4 Amended Promissory Note dated November 21, 2000, between Thoroughbred Interests, Inc. and Augustine Fund, L.P.*

4.5 Note Extension Agreement dated April 12, 2001, between Thoroughbred Interests, Inc. and Augustine Fund, L.P.**

4.6 Promissory Note dated December 15, 1999, between Thoroughbred Interests, Inc. and Mr. Andrew Dyer*

4.7 Promissory Note dated January 31, 2000, between Thoroughbred Interests, Inc. and Mr. Andrew Dyer*

4.8 Note Extension Agreement between Thoroughbred Interests, Inc. and Mr. Andrew Dyer, dated October 11, 2000*

4.9 Amended Promissory Note dated November 21, 2000, between Thoroughbred Interests, Inc. and Mr. Andrew Dyer*

4.10 Amended Promissory Note dated November 21, 2000, between Thoroughbred Interests, Inc. and Mr. Andrew Dyer*

4.11 Note Extension Agreement dated April 12, 2001, between Thoroughbred Interests, Inc. and Mr. Andrew Dyer**

4.12 Secured Promissory Note dated October 31, 2000, between James D. Tilton and Thoroughbred Interests, Inc.*

4.13 Amended Secured Promissory Note dated April 12, 2001, between Thoroughbred Interests, Inc. and James D. Tilton**

5.1      Tradeability Opinion of Fox Law Offices, P.A., dated September 21,
         1999.*

5.2      Opinion of Schreck Brignone Godfrey.***

10.1 Indemnity Agreement dated September 27, 1999, between James D. Tilton and Thoroughbred Interests, Inc.*

10.2 Stock Escrow Agreement dated September 30, 1999, by and between James D. Tilton, The Augustine Fund, and H. G. Bagwell*

10.3 Pledge and Security Agreement dated September 30, 1999 between James D. Tilton and the Augustine Fund, LP*

10.4     Thoroughbred Interests, Inc. Millennium Stock Option Plan*

10.5     Internet Domain Name Purchase Agreement, dated September 30, 2000*

10.6 Employment Agreement dated January 3, 2000 between James D. Tilton and Thoroughbred Interests, Inc.*

10.7 Lease Agreement dated November 11, 1999 between Goodshape LLC and Jim D. Tilton, Jr.*

10.8 Pledge and Security Agreement dated October 31, 2000, between James D. Tilton and Thoroughbred Interests, Inc.*

23.1     Consent of Baum & Company***

23.2 Consent of Schreck Brignone Godfrey (included in their opinion of counsel set forth as Exhibit 5.2)***

-----------------
  * Incorporated by reference to the Thoroughbred Interests, Inc.'s Form 10-SB, as amended, filed with the Securities and Exchange Commission on July 5, 2000.
 ** Incorporated by reference to the Thoroughbred Interests, Inc.'s Form 10KSB filed with the Securities and Exchange Commission on April 17, 2001.
*** Filed herewith.

Item 28. Undertakings.

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)      The undersigned Registrant hereby undertakes that it will:

             (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

             (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on our behalf by the undersigned, whereunto duly authorized, in the City of Louisville, State of Kentucky on the 26 day of April, 2001.


                                        THOROUGHBRED INTERESTS, INC.

                                        By: /s/ James D. Tilton, Jr.
                                        ---------------------------------
                                        James D. Tilton, Jr.
                                        Chairman of the Board, Chief Executive
                                        Officer, President and Secretary

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in capacity and on the date stated.


Signature                     Title                          Date
---------                     -----                          ----
/s/ James D. Tilton           Chairman of the Board,         April 26, 2001
__________________            Chief Executive Officer,
James D. Tilton               President, and Secretary